Exhibit 10.3

[Idle Media Inc. Logo]

Idle Media, Inc. EMPLOYMENT AGREEMENT

This Employment Agreement for an Executive (the “Agreement”) is made and effective this August 14th, 2012.

BETWEEN: Marcus Frasier (the “Executive”), an individual with his main address at [ADDRESS].

AND: Idle Media, Inc. (the “Company”), an entity organized and existing under the laws of Nevada, with its head office located at 216 S Centre Avenue Leesport, PA 19533.

RECITALS

In consideration of the covenants and agreements herein contained and the moneys to be paid hereunder, the Company hereby employs the Executive and the Executive hereby agrees to perform services as an Executive of the Company, upon the following terms and conditions:

1.     DUTIES AND TERM

The Company hereby employs Executive to serve as Chief Executive Officer (“CEO”) and a Chairman of the Board of Directors (“BOD”) or serve in any additional or different positions(s) as the Company may determine in its discretion and upon mutual consent. Executive will report to the BOD. The term of employment shall be for a period of three (3) years (“Employment Period”) to commence on August, 14th 2012 as set forth herein, provided, that this Employment Agreement shall automatically renew for successive periods of three (3) years each unless either party gives written notice to other that it does not wish to automatically renew this Agreement. Written notice must be received by the other party no less than 90 days and no more than 180 days prior to the expiration of the applicable term.

2.     ACCEPTANCE OF EMPLOYMENT

Executive accepts employment with the Company upon the terms set forth in this Agreement and agrees to devote all Executive’s time, energy and ability to the interests of the Company, and to perform Executive’s duties in an efficient, trustworthy and business-like manner.

3.     DEVOTION OF TIME TO EMPLOYMENT

The Executive shall devote the Executive’s best efforts and substantially all of the Executive’s working time to performing the duties on behalf of the Company. The Executive shall provide services during the normal business hours of the Company as determined by the Company. Reasonable amounts of time may be allotted to personal or outside business, charitable and professional activities and shall not constitute a violation of this Agreement provided such activities do not materially interfere with the services required to be rendered hereunder.

4.     COMPENSATION

A.     Base Salary

Executive shall be paid a base salary (“base salary”) at the annual rate of $390,000.00 USD, payable in bi-weekly installments consistent with Company’s payroll practices. The annual base salary shall be reviewed on or before January 31st of each year to determine if such base salary should be increased for the following year in recognition of services to the Company, starting on or before January 3, 2013. In consideration of the services under this Agreement, Executive shall be paid the aggregate of a base salary, bonus and benefits as hereinafter set forth.

b.     Bonus

The Company will pay Executive an annual bonus out of net revenues of the Company. Payment of the bonus compensation in Year 1 of this Agreement shall be at the BOD discretion. The BOD will consider achievement of growth objectives for the Company in determining bonus compensation. Thereafter, payment of the bonus compensation shall be based on management discretion and achievement of growth objectives for the Company as follows:

●	50% of the bonus payment to the Executive shall be determined at the discretion of the Executive committee of the Board of Directors.
●

The remainder of the bonus payment (50%) shall be 70% of base salary if the Company’s annual gross revenues grow 35%-70% year-over-year measured from the start of the preceding fiscal year or 90-100% of base salary if growth exceeds 70% year-over-year measured from the start of the preceding fiscal year. The bonus based on fiscal year growth will be paid in February after the closing of the fiscal year. e.g., Year 1 bonus to be paid in February 2013, based on 2012 fiscal year growth etc.

●

After Year 1 of this Agreement, the Company and Executive may mutually agree to measure achievement of the Company’s growth objectives using economic value added (“EVA”) or another reasonable benchmark.

●	The bonus payment in whole or part may be retracted if Executive is terminated under Article 7a of this Agreement.

c.     Withholding

All sums payable to Executive under this Agreement will be reduced by all applicable federal, state, local and other withholdings and similar taxes and payments required by applicable law.

d.     Benefits

The Company shall provide Executive with such benefits as are provided to other Executives of the Company. Benefits shall include at a minimum (i) paid vacation of 30 days per year, (ii) medical and dental plans, life and disability insurance coverage under the same terms as offered to other Executives of the Company, (iii) retirement and profit sharing programs as offered to other Executives of the Company, (iv) paid holidays as per the Company’s policies, and (v) such other benefits as are approved by the BOD. The Company, in its sole discretion, has the right to modify conditions of participation, terminate or change any benefit including insurance plan provider.

5.     OTHER EMPLOYMENT BENEFITS

a.     Business Expenses

Upon submission of itemized expense statements in the manner specified by the Company, Executive shall be entitled to reimbursement for reasonable travel, entertainment and other reasonable business expenses duly incurred by Executive in the performance of his duties under this Agreement.

b.     Stock Options

The Executive shall be entitled to options to acquire shares of the Common Stock subject to the following terms:

The options will vest only as follows:

Event	Vesting Amount
If Executive is still an Executive of the Company on 1/31/2013	Options to acquire 2,000,000 shares of Common Stock
If Executive is still an Executive of the Company on 11/31/2014	Options to acquire 2,000,000 shares of Common Stock
If Executive is still an Executive of the Company On 11/31/15	Options to acquire 2,000,000 shares of Common Stock

The exercise price for the options shall be at 1) Fifty Cents per share on the 2013 award; 2) One dollar per share, 2014 award; and 3) Two dollars per share on the 2015 award, as appropriately adjusted for stock splits, stock dividends, and the like.

The vested options shall be exercisable until the earlier of three years after vesting or 180 days after termination of Executive’s employment with the Company. No additional vesting of options shall occur after Executive’s death, disability, or cessation of employment with the Company for any reason or no reason.

Issuance of the options shall be in accordance with all applicable securities laws.

6.     POLICIES AND PROCEDURES

The Company shall have the authority to establish from time to time the policies and procedures to be followed by the Executive in performing services for the Company. Executive shall abide by the provisions of any contract entered into by the Company under which the Executive provides services. Executive shall comply with the terms and conditions of any and all contracts entered by the Company.

7.     TERMINATION OF EMPLOYMENT

a.     For Cause

Notwithstanding anything herein to the contrary, the Company may terminate Executive’s employment hereunder for cause for any one of the following reasons:

A.

The Employee persistently fails to perform Employee’s duties under this Agreement, and such reasonable duties as are assigned to Employee by Employer from time to time, after being provided with written notice and a thirty (30) day period to cure.

B.

The Employee engages in conduct that is publicly known and that discredits the Employer, or that may in any way adversely affect the reputation of the Employer, unless there is a reasonable expectation that the misconduct can be cured or mitigated within a reasonable period of time, and the Employee takes steps reasonably requested by the Employer to cure the misconduct.

C.	The Employee is convicted of or pleads guilty to committing a felony.
D.	The Employee commits any material act of dishonesty, fraud, or misrepresentation toward the Employer, the Employer’s principals, or customers.
E.

Upon termination of Executive’s employment with the Company for cause, the Company shall be under no further obligation to Executive, except to pay all accrued but unpaid base salary, bonus and accrued vacation to the date of termination.

b.     Without Cause

The Company may terminate Executive’s employment hereunder at any time without cause, provided, however, that Executive shall be entitled to severance pay in the amount of 104 weeks of base salary and benefits as described in Article 5 of this Agreement in addition to accrued but unpaid base salary, bonus and vacation, less tax deductions required by law, but if, and only if, Executive executes a valid and reasonable release of any and all claims that the Executive may have against the Company in a form provided by the Company and Executive executes such form within 90 days of tender.

c.     Resignation

Upon termination of employment, Executive shall be deemed to have resigned from the Board of Directors of the Company if he is a director.

d.     Cooperation

After notice of termination, Executive shall cooperate with the Company, as reasonably requested by the Company, to effect a transition of Executive’s responsibilities and to ensure that the Company is aware of all matters being handled by Executive.

e.     Compensation after Notice of Termination

After notice of termination has been given by either Company or Executive, as provided in this Article, Executive shall be entitled to receive the compensation provided for in this Agreement. It is understood that after the written notice is given by either Company or Executive, Executive shall continue to devote substantially all of the Executive’s time to the Executive’s normal services for the Company during the notice period, with sufficient time allowed, in the sole discretion of the Company, for Executive to seek new employment.

f.     Confidential Information and Invention Assignments

Executive recognizes and acknowledges that all records with respect to clients, business associates, customer or referral lists, contracting parties and referral sources of the Company, and all personal, financial and business and proprietary information of the Company, its Executives, officers, directors and shareholders obtained by the Executive during the term of this Agreement and not generally known in the public (the “Confidential Information”) are valuable, special and unique and proprietary assets of the Company’s business. The Executive hereby agrees that during the term of this Agreement and following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not at any time, directly or indirectly, disclose any Confidential Information, in full or in part, in written or other form, to any person, firm, Company, association or other entity, or utilize the same for any reason or purpose whatsoever other than for the benefit of and pursuant to authorization granted by the Company. “Confidential Information” shall also include any information (including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers) that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. In the case of Company’s business, Company’s Trade Secrets include (without limitation) information regarding names and addresses of any customers, sales personnel, account invoices, training and educational manuals, administrative manuals, prospective customer leads, in whatever form, whether or not computer or electronically accessible on-line.

8.     INDEMNIFICATION

To the fullest extent permitted by the laws of the Commonwealth of Pennsylvania, the Company shall indemnify fully the Executive in the event that he was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he is or was a director, officer, or employee of the Company, or is or was serving at the request of the Company as a director, officer or employee of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company.

9.     EXCLUSIVE EMPLOYMENT

During employment with the Company, Executive will not do anything to compete with the Company’s present or contemplated business, nor will he plan or organize any competitive business activity. Executive will not enter into any agreement which conflicts with his duties or obligations to the Company. Executive will not during his employment or within 6 months after it ends, without the Company’s express written consent, directly or indirectly, solicit or encourage any Executive, agent, independent contractor, supplier, customer, consultant or any other person or company to terminate or alter a relationship with the Company.

10.   HIRING

The Executive agrees that during the Executive’s employment with the Company and for a period of one year following the termination of this Agreement, whether the termination shall be voluntary or involuntary, or with or without cause, or whether the termination is solely due to the expiration of the term of this Agreement, the Executive will not attempt to hire any other Executive of the Company or otherwise encourage or attempt to encourage any other Executive of the Company to leave the Company’s employ without consent of the Company.

11.   ASSIGNMENT AND TRANSFER

Executive’s rights and obligations under this Agreement are transferable by assignment and consent of the parties. This Agreement shall inure to the benefit of, and be binding upon and enforceable by, any purchaser of substantially all or part of Company’s assets, any corporate successor to Company or any assignee thereof.

12.   NO INCONSISTENT OBLIGATIONS

Executive is aware of no obligations, legal or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company. Executive will not disclose to the Company, or use, or induce the Company to use, any proprietary information or trade secrets of others. Executive represents and warrants that he or she has returned all property and confidential information belonging to all prior employers.

13.   GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without regard to conflict of law principles.

14.   AMENDMENT

This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.

15.   SEVERABILITY

If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.

16.   CONSTRUCTION

The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company or Executive.

17.   RIGHTS CUMULATIVE

The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.

18.   NONWAIVER

No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.

19.   ASSISTANCE IN LITIGATION

Executive shall, during and after termination of employment, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; provided, however, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

20.   SURVIVAL OF COVENANTS

All restrictive covenants and the terms of benefits described in Article 5 contained in this Agreement shall survive the termination of this Agreement.

21.   LIMITATIONS ON AUTHORITY

Without the express written consent from the Company, the Executive shall have no apparent or implied authority to: (i) Pledge the credit of the Company or any of its other Executives; (ii) Bind the Company under any contract, agreement, note, mortgage or otherwise; (iii) Release or discharge any debt due the Company unless the Company has received the full amount thereof; or (iv) sell, mortgage, transfer or otherwise dispose of any assets of the Company.

22.   INVALID PROVISION; SEVERABILITY

The invalidity or unenforceability of a particular provision of this Agreement shall not affect the other provisions hereof, and the Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

IN WITNESS HEREOF, each party to this Agreement has caused it to be executed at 216 s Centre
Ave, Leesport, PA on the date indicated below.

Marcus Frasier Chairman/CEO	Raphael P. Haddock BOD/COO/CFO

/s/ Marcus Frasier	8/14/12	/s/ Raphael Haddock	8/14/12
Authorized Signature		Authorized Signature

Marcus Frasier, CEO		Raphael Haddock, COO
Print Name and Title		Print Name and Title